Exhibit 99.2

MELINTA THERAPEUTICS, LLC

2024 Consolidated Financial Statements

EisnerAmper LLP 111 Wood Avenue South Iselin, NJ 08830-2700 T 732.243.7000 F 732.951.7400 www.eisneramper.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of
Melinta Therapeutics, LLC

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of Melinta Therapeutics, LLC and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of Melinta Therapeutics, LLC and Subsidiaries as of December 31, 2024 and 2023, and the consolidated results of their operations and their cash flows for each of the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

“EisnerAmper” is the brand name under which EisnerAmper LLP and Eisner Advisory Group LLC and its subsidiary entities provide professional services. EisnerAmper LLP and Eisner Advisory Group LLC are independently owned firms that practice in an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable law, regulations and professional standards. EisnerAmper LLP is a licensed CPA firm that provides attest services, and Eisner Advisory Group LLC and its subsidiary entities provide tax and business consulting services. Eisner Advisory Group LLC and its subsidiary entities are not licensed CPA firms.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

EISNERAMPER LLP

Iselin, New Jersey

May 12, 2025

EisnerAmper LLP www.eisneramper.com

INDEX TO

CONSOLIDATED FINANCIAL STATEMENTS

MELINTA THERAPEUTICS, LLC

MELINTA THERAPEUTICS, LLC

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$49,791	$30,447
Receivables, net	22,467	30,310
Inventory, net	20,742	26,547
Prepaid expenses and other current assets	9,440	7,113
Total current assets	102,440	94,417
Property and equipment, net	2,685	2,436
Goodwill	23,784	23,784
Intangible assets, net	25,083	27,191
Operating lease - right-of-use assets, net	2,775	2,123
Finance lease – right-of-use assets, net	990	1,544
Prepaid inventory and other assets (including restricted cash of $797 and $831 at December 31, 2024 and December 31, 2023)	19,864	18,119
Total assets	$177,621	$169,614
Liabilities
Accounts payable	$3,368	$2,458
Structured payable, current	2,495	-
Accrued expenses	30,197	24,615
Operating lease liabilities, current	586	551
Finance lease liabilities, current	577	703
Total current liabilities	37,223	28,327
Notes payable	84,875	84,825
Structured payable, net of current	2,697	-
Operating lease liabilities, net of current	2,506	1,885
Finance lease liabilities, net of current	786	980
Total liabilities	$128,087	$116,017
Commitments and Contingencies (Note 10)
Shareholders’ Equity
Series A Preferred Stock; 50,000,000 shares authorized, issued and outstanding at December 31, 2024 and December 31, 2023	$140,000	$140,000
Common stock; $.001 par value; 8,825,000 shares authorized; 0 shares issued and outstanding at December 31, 2024 and December 31, 2023	-	-
Additional paid-in capital	4,270	3,630
Accumulated deficit	(94,736)	(90,033)
Total shareholders’ equity	$49,534	$53,597
Total liabilities and shareholders’ equity	$177,621	$169,614

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, LLC
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Year Ended December 31, 2024	Year Ended December 31, 2023
Revenue
Product, net	$106,296	$90,630
Contract revenue	11,467	5,363
License and other	2,207	9,575
Total revenue	119,970	105,568
Operating expenses
Cost of goods sold	27,221	23,663
Research and development	14,834	30,507
Selling, general and administrative	75,231	81,168
Total costs and expenses	117,286	135,338
Income/(Loss) from operations	2,684	(29,770)

Other income (expenses)
Interest income	1,220	1,286
Interest expense	(7,978)	(7,934)
Other (expense) income	(629)	467
Other expense, net	(7,387)	(6,181)
Loss before income taxes	$(4,703)	$(35,951)
Income tax provision	-	-
Net Loss	$(4,703)	$(35,951)

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, LLC
Consolidated Statements of Changes in Shareholders’ Equity
(In thousands, except share data)

	Series A Preferred		Common Stock		Additional Paid-In Capital	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	(APIC)	Deficit	Equity
Balances as of December 31, 2022	50,000,000	$140,000	-	$-	$2,538	$(54,082)	$88,456
Stock-based compensation	-	-	-	-	1,092	-	1,092
Net loss	-	-	-	-	-	(35,951)	(35,951)
Balances as of December 31, 2023	50,000,000	$140,000	-	$-	$3,630	$(90,033)	$53,597
Stock-based compensation	-	-	-	-	640	-	640
Net loss	-	-	-	-	-	(4,703)	(4,703)
Balances as of December 31, 2024	50,000,000	$140,000	-	$-	$4,270	$(94,736)	$49,534

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, LLC

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31, 2024	Year Ended December 31, 2023
Operating activities
Net loss	$(4,703)	$(35,951)
Adjustments to reconcile net loss to net cash used in by operating activities:
Depreciation and amortization	2,641	1,703
Change in ROU assets for operating leases	393	435
Change in ROU assets for finance leases	427	537
Amortization of debt issuance costs	50	214
Provision for expected credit losses	-	663
Provision for inventory obsolescence	-	2
Non-cash stock compensation expense	640	1,092
Changes in operating assets and liabilities:
Accounts receivables	7,843	7,349
Inventory	5,579	62
Operating lease liabilities	(389)	(397)
Prepaid expenses and other current assets	(2,327)	2,606
Prepaid inventory, other non-current assets	(1,779)	(2,765)
Accounts payable	910	(1,722)
Interest on structured payable	148	-
Accrued expenses	5,583	(4,471)
Net cash provided by (used in) operating activities	$15,016	$(30,643)
Investing activities
Purchases of property and equipment	(557)	(472)
License agreement upfront fee	-	(20,500)
Net cash used in investing activities	(557)	(20,972)
Financing activities
Cash paid for finance lease liabilities	(193)	(511)
Structured payable	5,044	-
Credit facility loan advance	-	50,000
Deferred financing costs	-	(25)
Net cash provided by financing activities	4,851	49,464
Net change in cash and equivalents	19,310	(2,151)
Cash, cash equivalents and restricted cash at beginning of the period	31,278	33,429
Cash, cash equivalents and restricted cash at end of the period	$50,588	$31,278
Non-cash activities
Purchase of property and equipment currently accrued in accrued expenses	188	188
ROU assets and liabilities for fleet finance lease	33	470
Reduction of ROU assets and liabilities for fleet finance lease	(113)	(127)
Right of use assets obtained in exchange for operating lease obligations	1,045	-
Inventory transferred to property and equipment	225	-

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, LLC.

December 31, 2024

Notes to Consolidated Financial Statements
(In thousands, except share and per share data)

NOTE 1 – NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

Melinta Therapeutics, LLC and its subsidiaries (the “Company,” “we,” “us,” “our,” or “Melinta,”) is a commercial-stage pharmaceutical company focused on developing and commercializing differentiated anti-infectives for the acute care setting to meet critical unmet medical needs in the treatment of infectious diseases. Melinta is headquartered in Parsippany, New Jersey, with administrative offices in Lake Forest, Illinois. We currently market seven commercial-stage branded products, including the following five antibiotics: (i) delafloxacin as the active pharmaceutical ingredient and distributed under the brand name BAXDELA™ (“Baxdela”), (ii) meropenem and vaborbactam as the active pharmaceutical ingredients and distributed under the brand name VABOMERE™ (“Vabomere”), (iii) oritavancin as the active pharmaceutical ingredient and distributed under the brand names ORBACTIV® (“Orbactiv”) and KIMYRSA™ (“Kimyrsa”), and (iv) minocycline as the active pharmaceutical ingredient and distributed under the brand name MINOCIN® for injection (“Minocin for injection”), and line extensions of such products. In addition to these antibiotic brands, we market TOPROL-XL® (metoprolol succinate), a cardioselective betablocker indicated for the treatment of hypertension, under an agreement between Melinta and New American Therapeutics Inc (“NATX”). We also market rezafungin under the brand name REZZAYO™ (“Rezzayo”), a once-weekly echinocandin antifungal under an agreement with Mundipharma (formerly Cidara Therapeutics), which we launched in the third quarter of 2023 after the U.S. Food and Drug Administration (“FDA”) approved Rezzayo in the first quarter of 2023.

In November, 2023, we, together with Venatorx Pharmaceuticals, Inc. (“Venatorx”), announced that we entered into a License Agreement to commercialize in the United States cefepime-taniborbactam (Feptanbli), which is currently under development for the treatment of complicated urinary tract infections (cUTI) and hospital-acquired bacterial pneumonia and ventilator-associated bacterial pneumonia (HABP/VABP) in adults.

Liquidity

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Currently, affiliates of Deerfield Management Company, L.P. (“Deerfield”) own 100% of the equity interest in the Company. Based on the Company’s current operating plans and projections, we expect that our existing cash and cash equivalents, along with cash generated through operating activities and funds available under a long-term credit facility, will be sufficient to fund our operations for at least one year from the date these financial statements.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation—The accompanying consolidated financial statements include the accounts and results of operations of Melinta and its wholly-owned subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates—The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—We consider all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents.

Trade and Other Receivables—Trade receivables consist of amounts billed for product shipments. Receivables for product shipments are recorded as shipments are made and title to the product is transferred to the customer. We extend credit to our customers in the normal course of business. We reviewed outstanding trade accounts receivable balances and based on the assessment of expected collections, we estimated the portion, if any, of the balance that may not be collected based on future forecasts, historical loss information and current economic conditions. The allowance for expected credit losses was $230 and $318 at December 31, 2024, and December 31, 2023, respectively.

Other receivables (characterized as contracted services in Note 3) consist of amounts billed, and amounts earned but unbilled, under our licensing agreements. Receivables for license agreements are recorded as we achieve the requirements of the agreements, and unbilled receivables are recorded based upon work estimated to have been completed for which we have not paid vendor invoices. The allowance for expected credit losses was $450 and $450 at December 31, 2024, and December 31, 2023, respectively. We carry our receivables net of allowance for expected credit losses. On a periodic basis, we evaluate our receivables for collectability.

Inventory—Inventory is stated at the lower of cost or estimated net realizable value. Inventory is valued on a firstin, first-out basis and consists primarily of material costs, third-party manufacturing costs, overhead—principally the cost of managing our manufacturers—and related transportation costs. We capitalize inventory upon regulatory approval when, based on management’s judgment, future commercialization is considered probable and the future economic benefit is expected to be realized; otherwise, such costs are expensed. Costs of drug product to be consumed in any current or future clinical trials is recognized as research and development expense. We review inventories on hand at least quarterly and record provisions for estimated excess, slow-moving and obsolete inventory, as well as inventory with a carrying value in excess of net realizable value. As of December 31, 2024 and 2023, we had recorded $1,971 and $2,354 , respectively, in reserves for our inventory.

The Company relies on a limited number of contract manufacturers and suppliers to provide manufacturing services for its products. The inability of a contract manufacturer or supplier to fulfill supply requirements of the Company could materially impact future operating results.

Fair Value of Financial Instruments—The carrying amounts of our financial instruments, which include cash and cash equivalents, accounts receivables, accounts payable, structured payable, accrued expenses, and notes payable approximated their fair values at December 31, 2024 and 2023.

Debt Issuance Costs—Debt issuance costs represent legal and other direct costs incurred in connection with our notes payable. These costs were recorded as contra-notes payable on our balance sheet and amortized as a non-cash component of interest expense using the straight-line method over the term of the loan agreement (see Note 4 – Credit Facility).

Property and Equipment—Property and equipment are recorded at cost less accumulated depreciation and are depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their useful lives or the remaining term of the lease. Major improvements are capitalized, while repair and maintenance costs, which do not improve or extend the useful lives of the respective assets, are expensed as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the balance sheets and any resulting gain or loss is credited or charged to income.

Depreciation periods for our property and equipment are as follows:

Type	Period
Manufacturing equipment	5 years
Furniture and fixtures	5-7 years
Office equipment	3 years
Leasehold improvements	Shorter of useful life or lease life

Intangible Assets and Goodwill—Intangible assets represent the fair value of identifiable intangible assets in connection with fresh start accounting as a result of our emergence from bankruptcy in April 2020 and capitalized cost of acquired intangible assets. Product right intangible assets are related to the commercial products we acquired from the Medicine’s Company in 2018 and $20,000 licensed from Mundipharma in 2023. We amortize the cost of intangible assets on a straight-line basis over the estimated economic life of each asset, generally the exclusivity period or patent lives of each associated product (remaining amortization periods are between 7 and 14 years).

As of December 31, 2024 and 2023, gross product right intangible assets and the related accumulated amortization were as follows:

	December 31,
	2024	2023
Gross product right intangible assets	$30,700	$30,700
Accumulated amortization	(5,617)	(3,509)
Net product right intangible assets	$25,083	$27,191

Amortization of product right intangible assets, which is included in cost of goods sold, was $2,108 and $1,495 for years ended December 31, 2024 and 2023, respectively. For each of the years ending December 31, 2025, through December 31, 2028, we expect to recognize amortization expense of $2,108 per year, with approximately $16,651 to be recognized thereafter.

Goodwill is not amortized but is subject to an impairment review annually and more frequently when indicators of impairment exist. An impairment of goodwill could occur if the carrying amount of a reporting unit exceeded the fair value of that reporting unit.

In connection with fresh start accounting as a result of our emergence from bankruptcy in April 2020, we recorded $23,784 in goodwill. Goodwill was determined based on the fair values of our assets and liabilities on the fresh start date, and the reorganization value was established as part of the fresh start analysis prepared by the third-party professional service provider engaged by the company. We operate as one reporting unit/one segment, so the goodwill is enterprise goodwill.

We test goodwill for impairment by first assessing qualitative factors to determine whether it is more likely than not that the fair value is less than its carrying amount. If we conclude it is more likely than not that the fair value of the asset under review is less than its carrying amount, a quantitative impairment test is performed. In December 2024, we concluded that the Company’s fair value was not less than its carrying value and, as a result, there was no impairment to goodwill.

Impairment of Long-Lived Assets—Long-lived assets consist primarily of property and equipment, and intangible assets with a definite life. We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable at the lowest level of identifiable cash flows. If impairment indicators are present, we assess whether the future estimated undiscounted cash flows attributable to the assets in question are greater than their carrying amounts. If these future estimated cash flows are less than carrying value, we then measure an impairment loss for the amount that carrying value exceeds fair value of the assets. For the years ended December 31, 2024 and 2023, we recorded no impairment of long-lived assets.

Concentration of Credit Risk—Concentration of credit risk exists with respect to cash and cash equivalents and receivables. We maintain our cash and cash equivalents with federally insured financial institutions, and at times, the amounts may exceed the federally insured deposit limits. To date, we have not experienced any losses on our deposits of cash and cash equivalents. We believe that we are not exposed to significant credit risk due to the financial position of the depository institutions in which deposits are held.

A significant portion of our trade receivables is due from three large wholesaler customers for our products, which constitute 32%, 28% and 26%, respectively, of our trade receivable balance at December 31, 2024 and 30%, 28% and 24%, respectively, of our trade receivable balance at December 31, 2023. These three large wholesaler customers represented approximately 86% and 83%, respectively, of the Company’s total annual consolidated product revenue for the years ended December 31, 2024 and December 31, 2023.

Revenue Recognition—We recognize revenue from sales of our commercial products and under our licensing arrangements in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”).

Product Sales

We recognize revenue from product sales upon the transfer of control, which depends on the delivery terms set forth in customer contracts and is generally upon delivery. Payment terms between Melinta and our customers vary by customer but are generally between 30 and 70 days from the invoice date. Management exercises judgment in estimating variable consideration. Provisions for prompt-pay discounts, chargebacks, rebates, wholesaler fees-for-services, group purchasing organization administration fees, returns and other adjustments are recorded in the period the related sales are recognized. We provide discounts to certain hospitals and private entities, and we provide rebates to government agencies, group purchasing organizations and other private entities.

Chargebacks, rebates, administration fees, and discounts are generally based upon the contractual discounts or the volume of purchases for our products. In the case of discounted pricing, we typically provide a credit to our wholesale customers (i.e., chargeback), representing the difference between the customer’s acquisition list price and the discounted price offered to the contracted entities. In addition, we offer up-front discounts to contracted entities that purchase directly from Melinta, and we pay rebates based on utilizations covered by government, managed care payors, or contracted entities. Factors used in these calculations include the identification of which products have been sold subject to a discount, rebate or administration fee, which customer, government agency, or group purchasing organization price terms apply, and the estimated lag time between the sale of the product and when the discount, rebate or administration fee is reported to us. Using historical trends, adjusted for current changes, we estimate the amount of these discounts, rebates and administration fees that will be paid, and we record them as a reduction to gross sales when we recognize revenue for the sale of our products. Settlement of discounts, rebates and administration fees generally occurs from between one and six months after the initial sale to the wholesaler. We regularly analyze historical trends and make adjustments to reserves for changes in trends and terms of rebate programs. Historically, adjustments to prior periods’ rebate accruals have not been material to net product sales.

For product returns, our customers generally have the right to return any unopened product during the 18-month period beginning six months prior to the labeled expiration date and ending 12 months after the labeled expiration date. Where historical rates of return exist, we use history as a basis to establish a returns reserve for product shipped to wholesalers. At the end of each reporting period for any of our products, we may decide to constrain revenue for product returns based on information from various sources, including channel inventory levels and dating and sell-through data, the expiration dates of product currently being shipped, price changes of competitive products and introductions of generic products.

Adjustments to gross sales related to prompt-pay discounts and fees-for-services require less judgment as they are based on contractual percentages and the amounts invoiced to the wholesalers.

At the end of each reporting period, we adjust our product sales allowances when we believe actual experience may differ from current estimates.

The allowances for cash discounts, expected credit losses, and chargebacks are recorded as contra-assets in trade receivables; administration fees, returns and rebates are recorded in other accrued expenses.

Licensing Arrangements

We enter into license and collaboration agreements for the research and development (“R&D”) and/or commercialization of therapeutic products. The terms of these agreements may include nonrefundable licensing fees, funding for research and development and manufacturing, milestone payments and royalties on any product sales derived from the collaborations in exchange for the delivery of licenses and rights to sell our products within specified territories outside the United States.

In the determination of whether our license and collaboration agreements are accounted for under ASC 606 or ASC 808, Collaborative Arrangements (“ASC 808”), we first assess whether or not the partner in the arrangement is a customer. If the partner in the arrangement is deemed a customer as it relates to some or all of our performance obligations, then the consideration associated with those performance obligations is accounted for as revenue under ASC 606.

Our license agreements may include contingent or variable consideration based upon the achievement of regulatory- and sales-based milestones and future royalties based on a percentage of the partner’s net product sales. Performance obligations to deliver distinct licenses are recognized at a point in time. Milestone payments from licensees that are contingent and/or variable upon future regulatory events and product sales are not considered probable of being achieved until the milestones are earned and, therefore, the contingent revenue is subject to significant risk of reversal. As such, we constrain this variable consideration and do not include it in the transaction price (or recognize the revenue related to these milestones) until such time that the contingencies are resolved. This license and milestone revenue is generally recognized at a point in time and is classified as License Revenue in the consolidated statement of operations. In addition, under the sales- or usage- based royalty exception in ASC 606, we do not estimate, at the onset of the arrangement, the variable consideration from future royalties or sales-based milestones. Instead, we wait to recognize royalty revenue until the future sales occur.

We have no outstanding performance obligations as of December 31, 2024, related to our licensing arrangements. Although we have agreements in place to supply our drug products to our partners once they achieve regulatory approval in their respective territories, we concluded that the option to purchase our products from us is not a material right. All performance obligations under our licensing arrangements were satisfied historically at a point in time. Variable consideration in the form of regulatory and sales-based milestones, which are payable under the terms of our licensing arrangements, has been constrained because of the risk of significant revenue reversal as in our revenue recognition policy included in this Note 2.

Further, we recognize contract revenue from our license partners as we incur the reimbursable development costs, and we recognize revenue from the sale of bulk raw materials and work-in-process inventory to our license partners when we transfer title of the product to such partners. Contract revenue and sales of inventory to partners are classified as Contract Revenue in the Consolidated Statement of Operations. See Note 5 – License and Government Agreements for details of the agreements.

Government Contract Revenue

We entered into contracts in partnership with government agencies to advance research and development of our products. We concluded that all aspects of our government contracts represent a transaction with a customer to obtain services that are an output of our ordinary activities in exchange for consideration, and therefore, we account for those aspects of the arrangement in accordance with ASC 606.

We recognize government contract revenue as services are performed under in accordance with ASC 606. Revenue and related reimbursable expenses are presented on a gross basis in the Company’s consolidated statements of operations. The related reimbursable expenses are expensed as incurred as research and development expenses. See Note 5 – License and Government Agreements for details of the agreements.

Advertising Expense—We record advertising expenses when they are incurred. We recognized advertising expense of $5,875 and $7,720 for the year ended December 31, 2024 and 2023, respectively.

Research and Development Costs—Research and development costs are expensed as incurred and primarily include:

●	employee-related expenses, which include salaries, benefits, travel and stock-based compensation expense;

●	fees paid to consultants and clinical research organizations (“CROs”) in connection with our clinical trials and other related clinical trial costs, such as investigator grants, patient screening, laboratory work and statistical compilation and analysis;

●	costs related to acquiring and manufacturing clinical trial materials and costs for developing additional manufacturing sources for, and the manufacture of pre-approval inventory of, our drugs under development;

●	costs related to compliance with regulatory requirements; and

●	license, research and milestone payments related to licensed technologies while the related drug is in development in the respective territory.

Patent Costs—All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed to selling, general and administrative expenses as incurred, as recoverability of such expenses is uncertain.

Stock-Based Compensation— We account for stock-based compensation following the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”). We recognize stock-based compensation expense on a straight-line basis over the requisite service period of the individual grants, which is generally the vesting period, based on the estimated grantdate fair values. Stock options granted to employees typically vest over four years from the grant date and expire after 10 years. Stock options granted to non-employees are subject to periodic revaluation over their vesting terms. As a result, the charge to operations for non-employee options with vesting is affected each reporting period by changes in the fair value of the stock options.

We utilized the Black-Scholes option-pricing model for determining the estimated fair value of awards. Key inputs and assumptions included the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, estimated fair value of our common stock, and exercise price. Many of the assumptions require significant judgment and any changes could have a material impact in the determination of stock-based compensation expense. We did not estimate forfeitures when recognizing compensation expense; instead, we recognized forfeitures as they occurred.

Income Taxes—

We utilize the asset and liability method of accounting for income taxes, as set forth in ASC 740, Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized based on the future tax consequences of temporary differences between the carrying amount and the tax basis of assets and liabilities.

If, based on the weight of all available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized in the future, a valuation allowance is established. The Company has recorded a full valuation allowance against the deferred tax assets as of December 31, 2024 and 2023. In the future, if management determines that the deferred tax assets are “more likely than not” to be realized, a benefit will be recorded for the reversal of the valuation allowance.

In accordance with the provisions of ASC 740, a reserve is established if a tax position taken has a less than 50% likelihood of being sustained. The reserve recorded is for the estimated amount of taxes that the Company would be required to pay if the position were not sustained. Our policy is to recognize any interest and penalties related to uncertain tax positions within income tax expense. As of December 31, 2024 and 2023, we had no uncertain tax positions.

Recently Issued and Adopted Accounting Pronouncements

In October 2022, FASB issued ASU 2022-04, Liabilities- Supplier Finance Programs (Subtopic 405-50). This standard provides transparency regarding the entity’s use of supplier finance programs. The amendments require various quantitative and qualitative disclosures including key terms of the program, the amount outstanding, a description of where those obligations are presented on the balance sheet, and a rollforward of those obligations during the annual period. The amendments are effective for fiscal years beginning after December 31, 2023. This standard was adopted and presented in the structured payable section of Note 3 – Balance Sheet Components.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires the disclosure of income taxes paid disaggregated by jurisdiction and enhanced disclosures for the entity’s effective tax rate reconciliation as well as other income tax related disclosures. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2025 for non-public business entities. The Company does not expect the adoption of the amendments to have a significant impact on our consolidated financial statements and disclosures.

The Company considers the applicability and impact of all Accounting Standard Updates (“ASUs”). ASUs not discussed above were assessed and determined to be either not applicable or are expected to have minimal impact on the financial statements.

NOTE 3 – BALANCE SHEET COMPONENTS

Cash, Cash Equivalents and Restricted Cash—Cash, cash equivalents and restricted cash, as presented on the Consolidated Statements of Cash Flows, consisted of the following:

	As of December 31,
	2024	2023
Cash and equivalents	$49,791	$30,447
Restricted cash (included in Other Assets)	797	831
Total cash, cash equivalents and restricted cash shown in the Consolidated Statements of Cash Flows	$50,588	$31,278

The restricted cash on December 31, 2024 and 2023 was mainly related to bank guarantees issued to the Italian Tax Authority (“ITA”) for VAT refunds authorized for years of 2015, 2017, 2019 and 2020. The bank guarantees will remain in place until the expiry of statute of limitations imposed by the ITA, which is typically 3 years after the refund was received. These VAT refunds were received in 2022 and 2023.

Accounts receivable—Accounts receivable consisted of the following:

	As of December 31,
	2024	2023
Trade receivables, net of discounts and allowance	$20,415	$23,535
Contracted services	2,052	6,775
Total receivables	$22,467	$30,310

Trade receivables, net, includes discounts and allowances of $2,301 and $2,398 as of December 31, 2024 and 2023, respectively.

As of December 31, 2022, total receivables were $38,322 comprised of $35,412 in trade receivables and $2,910 in contracted services.

Inventory—Inventory consisted of the following:

	As of December 31,
	2024	2023
Raw materials	$11,307	$13,612
Work in process	1,108	1,474
Finished goods	10,298	13,815
Gross value of inventory	$22,713	$28,901
Less: inventory reserves	(1,971)	(2,354)
Total inventory	$20,742	$26,547

Property and Equipment, Net—Property and equipment, net consisted of the following:

	As of December 31,
	2024	2023
Manufacturing equipment	$1,713	$1,713
Office equipment	536	481
Furniture and fixtures	497	425
Leasehold improvements	506	249
Construction In Progress	676	278
Property and equipment, gross	3,928	3,146
Less-accumulated depreciation	(1,243)	(710)
Property and equipment, net	$2,685	$2,436

Depreciation expense relating to property and equipment was $533 and $208 for the year ended December 31, 2024 and 2023, respectively.

Prepaid inventory and other asset— consisted of the following:

	As of December 31,
	2024	2023
Long-term inventory deposits	$18,988	$17,103
VAT receivables	79	87
Restricted cash	797	831
Other assets	-	98
Total other assets	$19,864	$18,119

The long-term inventory deposits relate primarily to prepayments we were obligated to make under long-term contracts for the manufacture and delivery of vaborbactam inventory, which requires extended lead-times.

Structured Payable

In August 2024, we executed a financing agreement with an affiliated company of our vaborbactam supplier, for the $5,044 prepayment associated with prepaid inventory as discussed in prepaid inventory and other asset in this note 3. Under the terms of the agreement, we are required to pay four quarterly installment payments of $1,388 starting in July 2025 through April 2026. The agreement allows for an option to prepay the balance at a discount from the four quarterly installment payments with a 45-day notice. The structured payable balance is split between the $2,495 current liability due within 12 months and $2,697 long term balance on the balance sheet due after 12 months.

	As of December 31,
	2024	2023
Confirmed obligations outstanding at the beginning of the year	$-	$-
Invoices confirmed during the year	5,044	-
Confirmed invoices paid during the year	-	-
Interest accrued during the year	148	-
Structured payable	$5,192	$-

Accrued Expenses—Accrued expenses consisted of the following:

	As of December 31,
	2024	2023
Accrued contracted services	$775	$613
Payroll-related expenses and taxes	8,401	6,328
Professional fees	1,920	1,220
Accrued royalty payments	2,001	1,446
Accrued sales allowances	15,914	13,820
Accrued interest	1,186	1,188
Total accrued expenses	$30,197	$24,615

Accrued contracted services are primarily comprised of amounts owed to third-party clinical research organizations and contract manufacturers for services performed on behalf of Melinta. Accrued professional fees are amounts owed to third-party marketing organizations for work performed to support the commercialization of our products, and other professional services in supporting the entire organization.

Accrued payroll-related expenses are primarily comprised of accrued employee termination benefits, bonuses and vacation.

Accrued sales allowances are amounts related to variable consideration associated with our product sales for wholesalers’ fees-for-service, product returns, and commercial and government rebates.

NOTE 4 – CREDIT FACILITY

In December 2020, we entered into a credit facility agreement with Silicon Valley Bank (the “Credit Facility”). Initially under the Credit Facility, we had the ability to draw term 1oan advances equal to at least $15,000 and up to $75,000, and we had access to a working capital revolving line of credit of up to $10,000. The Credit Facility bore a floating interest rate per annum rate equal to the greater of (A) 1.0% above the Prime Rate and (B) 4.25%, as well as a 1.0% final payment fee on the principal amount of the term loan advances. The Credit Facility is secured by Deerfield Management Company, L.P. (collectively, “Deerfield”), the holder of 100% of Melinta’s equity interest. The Credit Facility requires that we meet certain product sales thresholds over the term and that we maintain at least $10,000 of cash on hand. Initially, the maturity date for the term loan and the revolving line was October 1, 2025.

In May 2022, we drew the first term loan advance of $12,500. In August 2022, we entered into an amendment to the Credit Facility, which increased the available term 1oan advances by $75,000 to a total of $150,000. The floating interest rate of the entire Credit Facility was amended to the greater of (A) 1.0% above the Prime Rate and (B) 5.75%, and the maturity date for the term loan and the revolving line was amended to August 1, 2024, and all outstanding principal and accrued unpaid interest were due and payable in full on the Term Loan maturity date. In August 2022, we drew the second term loan advance of $22,500.

In March 2023, we drew $50,000 from the Credit Facility, and in June 2023, we entered into an amendment to the Credit Facility, which decreased the available term 1oan advances by $40,000 to a total of $110,000. In December 2023, we entered into another amendment to the Credit Facility, which increased the available term loan advances by $40,000, reinstating the capacity to a total of $150,000. The amendment also which amended the Term Loan maturity date to June 30, 2027 and adjusted the floating interest rate to be the greater of (A) 0.25% above the Prime Rate and (B) 5.75%.

The available term loan capacity of the Credit Facility was amended in February 2025 from $150,000 to $120,000 (see Note 13 – Subsequent Events).

As of December 31, 2024, we have not drawn under the working capital revolving line of credit.

For the years ended December 31, 2024 and 2023, we capitalized debt issuance costs of $0 and $25 in notes payable, respectively. We amortize the capitalized debt issuance costs on a straight-line basis through the maturity date for the term loan and the revolving line. For the years ended December 31, 2024 and 2023, we recorded $50 and $214 in amortization of debt issuance costs, respectively. The unamortized debt issuance costs were $125 and $175 for the years ended December 31, 2024 and 2023, respectively.

For the years ended December 31, 2024 and 2023, we are in compliance with all covenants associated with the credit facility.

NOTE 5 – LICENSE AND GOVERNMENT AGREEMENTS

Eurofarma

In December 2014, we entered into a Distribution Agreement (the “Distribution Agreement”) and Supply Agreement (the “Supply Agreement”) with Eurofarma Laboratorios S.A. (“Eurofarma”). The Distribution Agreement and Supply Agreement, collectively, are referred to as the “Commercial Agreements.” The Commercial Agreements were amended in August 2017 to extend the licensed territory from Brazil only to substantially all of Central America and South America. Under the Commercial Agreements, we have received upfront license fees of $2,000 and milestones revenue of $500, $1,800 and $900 in October 2018, November 2021 and June 2022, respectively. We are eligible to receive up to $400 in future regulatory milestones as well as sales-based royalties on sales of delafloxacin.

We also agreed with Eurofarma to share the cost of certain development activities for Baxdela, where those development efforts benefit either Eurofarma exclusively or both companies. We did not recognize material contract revenue related to these development activities or sales-based royalties for the years ended December 31, 2024 and 2023.

Menarini

In February 2017, we executed a license agreement with A. Menarini Industrie Farmaceutiche Riunite S.r.l. (“Menarini”), a leading pharmaceutical company in Western Europe, under which we licensed rights to commercialize Delafloxacin in certain European, Asia-Pacific (except for Japan) and other rest-of-world territories (the “Agreement”). Pursuant to the terms and conditions of the Agreement, Menarini is entitled to exclusive rights to obtain product approval, procure supply from us and to commercialize delafloxacin in the licensed territories, and we are entitled to receive regulatory, commercial and sales-based milestones as well as sales-based royalties on future net sales of Delafloxacin. In addition, we agreed with Menarini to share the cost of certain development activities of delafloxacin.

We determined that Menarini is a customer, therefore, we account for the agreement under Topic 606. At the time the agreement was entered into, we identified two deliverables: the delivery of the delafloxacin license to Menarini and the right to a related sublicense. While we were also providing development services in connection with the expansion of applicable indications for delafloxacin, we were under no obligation to perform such services. In the event that we perform development services related to other indications of delafloxacin, Menarini has the option to obtain the results of such services by reimbursing us for 50% of our related costs, and we have determined that Menarini’s option is not priced at a significant and incremental discount. To the extent that we are reimbursed for development services, such amounts will be recognized separately from the initial license.

We received $19,905 upon the execution of the Agreement in 2017 and milestone revenue of $3,556 and $5,866 upon regulatory approvals in January 2020 and May 2021, respectively. In addition, we received $1,058 price-based milestone revenue each in 2020, 2021, 2022, and 2023. We are entitled to receive additional consideration up to approximately €84,500 ($88,000)for regulatory, commercial and sales-based milestones as well as sales-based royalties on future approvals and sales of delafloxacin.

In September 2018, we entered into a license agreement with Menarini, which grants to Menarini the exclusive right to market Vabomere and Orbactiv for injection in 68 countries in Europe, Asia-Pacific and the Commonwealth of Independent States. The agreement included an upfront license fee of €17,000 ($17,700), a milestone payment of €15,000 ($15,600) upon European marketing approval for Vabomere, potential regulatory and sales-based milestones, and sales-based royalties. We identified one performance obligation under the agreement, the delivery of the licensed rights. In addition, we agreed to supply the products to Menarini at a cost that we concluded did not incorporate a significant incremental discount. We provided Menarini immediate access to the licensed rights and, as such, we allocated the upfront payment entirely to the license and recognized revenue at the point in time when the licensed rights were delivered in September 2018. In December 2019, we received $1,177 of milestone revenue related to Menarini’s first commercial sale of Vabomere in Europe. In December 2023, we entered into an agreement with Menarini which amended the license agreement to redefine the terms of Menarini’s noncompete obligation in certain countries within the licensed territory, reducing the scope of its noncompete obligations. In consideration for these terms, Menarini agreed to pay Melinta a non-refundable fee of $5,886. This nonrefundable fee is creditable against a certain contingent sales milestone, and only if and when such milestone is achieved.

We are entitled to receive additional consideration up to approximately €75,000 ($78,100) for regulatory, commercial and sales-based milestones as well as sales-based royalties on future approvals and sales of Vabomere and Orbactiv.

Under both of the license agreements with Menarini, we recognized contract revenue of $3,147 and $3,457 related to inventory sales and development activities, respectively, for the years ended December 31, 2024 and 2023. In addition, we recognized $1,444 in sales-based royalty revenue for the year ended December 31, 2024. For the year ended December 31, 2023, we recognized $7,920 in license and other revenue, which comprised of $5,886 non-compete amendment to the license agreement, $1,058 in price-based milestone, and $976 of sales-based royalty revenue.

Hikma

In February 2019, we entered into a license and supply agreement with Hikma Pharmaceuticals LLC (“Hikma”), which grants to Hikma the exclusive right to market Baxdela in 18 countries in the Middle East. The agreement includes an upfront license fee of $1,000, potential sales-based milestones and potential sales-based royalties. We determined that Hikma is a customer and we should account for the agreement under Topic 606. We identified one performance obligation under the agreement, the delivery of the licensed rights. In addition, we agreed to supply the products to Hikma at a cost that we concluded did not incorporate a significant incremental discount. We provided Hikma immediate access to the licensed rights and, as such, we allocated the upfront payment entirely to the license and recognized revenue at the point in time when the licensed rights were delivered, in February 2019. Hikma received regulatory approval for both formulations of Baxdela in Jordan and Saudi Arabia (“KSA”) in the fourth quarter of 2020, and in connection with these approvals, we recognized expense for a $250 payment to Malin Life Sciences Holdings Limited (“Malin”) and Altan Pharmaceuticals Limited (“Altan”) as of December 31, 2020. We are entitled to receive additional consideration up to approximately $2,000 for commercial and salesbased milestones as well as sales-based royalties on future approvals and sales of Delafloxacin.

In April 2021, we entered into a license and supply agreement with Hikma, which grants to Hikma the exclusive right to market Vabomere and Orbactiv in 18 countries in the Middle East. The agreement includes an upfront license fee of $1,200, potential sales-based milestones and potential sales-based royalties. Similar to the Baxdela agreement mentioned above, we determined that Hikma is a customer and we should account for the agreement under Topic 606. We identified one performance obligation under the agreement, the delivery of the licensed rights. In addition, we agreed to supply the products to Hikma at a cost that we concluded did not incorporate a significant incremental discount. We provided Hikma immediate access to the licensed rights and, as such, we allocated the upfront payment entirely to the license and recognized revenue at the point in time when the licensed rights were delivered, in April 2021. We are entitled to receive additional consideration up to approximately $5,750 for commercial and sales-based milestones as well as sales-based royalties on future approvals and sales of Vabomere and Orbactiv.

We recognized $846 and $1,162 in contract revenue related to inventory sales, development and cost sharing activities for the years ended December 31, 2024 and 2023, respectively. We recognized sales-based royalties of $225 and $107 for the years ended December 31, 2024 and 2023, respectively.

Xediton

In May 2023, we entered into an exclusive commercialization and license agreement with Xediton Pharmaceuticals Inc. (“Xediton”), which grants Xediton the exclusive non-transferable royalty-bearing license for Baxdela, Orbactiv, Kimyrsa, and Vabomere in Canada. The agreement includes a $1,500 upfront licensing fee, potential regulatory and sales-based milestones up to $12,000, as well as sales-based royalties. We determined that Xediton is a customer and therefore, we should account for the agreement under Topic 606. We identified one performance obligation related granting Xediton the license and delivering regulatory data to commercialize Baxdela, Orbactiv, Kimyrsa, and Vabomere, which was completed in 2023. In addition, we agreed to supply the products to Xediton, and this did not incorporate a significant incremental discount. The $1,500 upfront licensing revenue was recorded to license and other revenue in 2023.

In December 2024, Xediton received regulatory approval for Vabomere from Health Canada, and in connection with this approval, we recognized $500 in license and other revenue. We are entitled to receive additional consideration up to approximately $11,500 for commercial and sales-based milestones as well as sales-based royalties on future approvals and sales of Baxdela, Orbactiv, Kimyrsa, and Vabomere.

BARDA

In July 2023, we entered into partnership with the Biomedical Advanced Research and Development Authority (“BARDA”) to advance Baxdela and Vabomere for use in pediatrics and to partner on the development of Baxdela against certain biothreat pathogens. Under this contract, BARDA has awarded $20,500 for the base period, which we expect will continue through 2025, with the potential of additional funding of $121,400, amounting to total funding up to $141,900, if all options are exercised. In May 2024, BARDA increased the base period funding by $1,050, raising potential funding to $142,950. In September 2024, BARDA exercised an option for Baxdela defense studies, adding $4,600 to the base period funding, which extends through March 2027. If all contract options are exercised, the contract is expected to continue through 2034. We evaluated the BARDA contract under Topic 606 and concluded that the arrangement represents a transaction with a customer. We identified two performance obligations under the BARDA contract, which are research and development services performed for (a) Baxdela and Vabomere pediatric studies and (b) Baxdela biodefense studies. We concluded that these research and development services were performance obligations because they are distinct within the context of the contract; that is, the services are separately identifiable from other obligations within the arrangement. We also concluded that the transaction prices included within the BARDA contract were equivalent to the standalone selling price of the research and development services and would be allocated. Therefore, we are recognizing the research and development services as contract revenue over time, as the performance obligation is satisfied, in accordance with the BARDA agreement. We recognized $7,326 and $554 of contract revenue under the BARDA agreement for the years ended December 31, 2024 and 2023, respectively.

NOTE 6 – LEASES

As of December 31, 2024, we were a lessee under two facilities lease agreements, classified as operating leases, and numerous vehicle leases for our field-based employees, which are classified as finance leases. The lease term for each vehicle is 48 to 60 months with no residual value at the end of the lease. We have determined that these vehicle leases are finance leases under current U.S. GAAP because the future minimum lease payments are greater than 90% of the fair value of the vehicles at the time of lease. As of December 31, 2024, we had $990 the right-of-use (“ROU”) assets under the finance leases.

In March 2024, we refinanced our vehicle lease agreements such that the equity on the vehicles were converted into $334 cash in exchange for an extended depreciation period. This amendment increased the lease terms on the majority of the vehicles from 48 months to 60 months. The weighted average remaining lease term was increased by approximately 10 months and the lease expenses are adjusted on a go forward basis.

In December 2021, we executed the lease agreement for our Corporate Headquarters at 389 Interpace Parkway, Parsippany, New Jersey. The lease term ends in March 2030. We have recorded ROU asset for this lease totaling $2,305, which we began amortizing at the lease inception date in September 2022 over the lease term.

In connection with bankruptcy emergence in April 2020, Melinta’s Lincolnshire real estate lease agreement was modified under the bankruptcy restructuring plan as of the emergence date. We remeasured ROU lease assets and liabilities for the Lincolnshire office based on the amended agreement, which reflected a reduced footprint and extended term for the facilities lease. The Lincolnshire real estate lease ended in June 2024. In January 2024, we executed a sublease agreement with a related party for a new Illinois facility in Lake Forest, Illinois. The lease term will expire in September 2031. We have recorded ROU asset for this lease totaling $1,045, which we began amortizing at the lease commencement date in May 2024.

The company has elected the practical expedient permitted by ASC 842, Leases (“ASC 842”), under which the lease components would not be separated from the non-lease components. Our facility leases do not include an option to renew, and we determined that there was no discount rate implicit in the leases. In the measurement of all ROU assets and liabilities, we used an estimated incremental borrowing rate of 10%.

Lease cost recognized under ASC 842 was $1,316, and $1,383, respectively, for the years ended December 31, 2024 and 2023, respectively.

	2024	2023
Operating lease cost	$727	$686
Finance lease cost:
Amortization of right-of-use assets	427	537
Interest on lease liabilities	162	160
Lease cost	$1,316	$1,383

As of December 31, 2024 and 2023, the Company’s net ROU assets and lease liabilities were as follows:

		December 31,	December 31,
	Classification	2024	2023
Operating Leases
Assets
Total operating lease assets	Other assets	$2,775	$2,123
Liabilities
Current	Other liabilities	586	551
Noncurrent	Other long-term liabilities	2,506	1,885
Total operating lease liabilities		3,092	2,436
Finance Leases
Assets
Total finance lease assets	Other assets	990	1,544
Total lease assets		$990	$1,544
Liabilities
Current	Other liabilities	577	703
Noncurrent	Other long-term liabilities	786	980
Total finance lease liabilities		$1,363	$1,683

As of December 31, 2024, the maturities of the Company’s lease liabilities were as follows:

Maturity of Lease Liabilities	Operating Leases	Finance leases
2025	$613	$603
2026	695	590
2027	709	267
2028	723	89
After 2028	1,314	-
Total lease payments	$4,054	$1,549
Less: Interest	(962)	(186)
Present value of lease liabilities	$3,092	$1,363

As of December 31, 2024, the weighted-average remaining lease term was 5.8 years and 2.7 years for operating and finance leases, respectively, calculated on the basis of the remaining lease term and the lease liability balance of each lease.

The following table sets forth supplemental cash flow information for 2024 and 2023:

Cash paid for amounts included in the measurement of lease liabilities:	2024	2023
Operating cash flows from operating leases	$722	$648
Operating cash flows from finance leases	162	160
Financing cash flows from finance leases	193	511

NOTE 7 – SHAREHOLDERS’ EQUITY

In connection with the bankruptcy, Melinta emerged as a reorganized, privately-held company on April 20, 2020. As such, all existing outstanding common stock, equity awards and warrants were cancelled, and Deerfield took on ownership of 100% of the equity interest in Melinta. Melinta’s post-bankruptcy capital structure was comprised solely of 1,000 shares of authorized common stock, of which 100 shares were outstanding and issued to Deerfield.

In November 2020, Melinta Therapeutics, Inc., converted into a Delaware limited liability company (“LLC”). In connection with the conversion, Deerfield (the sole stockholders of Melinta), exchanged its shares of common stock for Series A Preferred Shares in the Company. The Company’s Operating Agreement authorizes the issuance of up to 50,000,000 Series A Preferred Shares and 8,825,000 common shares. As of December 31, 2024, all of the Series A Preferred Shares were issued and outstanding to Deerfield, while none of the common shares were issued and outstanding. The Series A Preferred Shares are convertible into common shares at the option of the holder at any time after the issuance date into such number of Common Shares as is determined by the Operating Agreement. As of December 31, 2024 and 2023, the 50,000,000 outstanding shares of Series A Preferred Stock were convertible into 50,000,000 shares of Common Stock. At any point in time, with the approval of the Board of Directors, each Preferred Shareholder may receive Preferred Return Amount, which is a cumulative amount equal to 8% per annum on the product of the number of Series A Preferred Shares held multiplied by the Original Issue Price of $2.85. There has been no Preferred Return Amount declared to date.

The holders of Series A Preferred Shares are entitled to one vote for each share and there is no cumulative voting. However, at any time when Series A Preferred Shares are outstanding, the Company shall not, either directly or indirectly enter, authorize, or amend significant decisions of the Company (including, without limitation, creation of equity securities, liquidation events, merger or consolidation) without the written consent or affirmative vote of the holders representing a majority of the Series A Preferred Shares. In the event of a liquidation, dissolution, merger, sale, or winding up of the Company, after payment of liabilities owing to creditors, the Board of Directors or required liquidation reserves, the holders of the Series A Preferred Shares are entitled to receive, prior to the holders of Common Shares, distributions in proportion to their respective unpaid preferred return amounts and contribution and participation amount.

The Series A Preferred Shares earns an 8% per annum and cumulative dividend, and the liquidation preference of such outstanding shares was $196,455 and $181,902 , respectively, at December 31, 2024 and 2023.

NOTE 8 – STOCK-BASED COMPENSATION

In January 2021, the Board of Directors approved an employee equity plan and authorized the issuance of 8,825,000 shares under the plan as stock-based awards to employees, directors, and consultants of the Company. The options will cliff vest 25% at the first anniversary of the vesting commencement date and will vest ratably over the next 36 months. As of December 31, 2024, 6,589,805 shares have vested. A summary of the stock-based compensation activity for 2024 and 2023 is presented in the table below:

	Number of Options	Exercise Price	Weighted average grantdate fair value
Outstanding - December 31, 2022	8,225,000	$0.96	$0.62
Granted	895,000	$1.37	$1.03
Forfeited	(856,000)
Outstanding - December 31, 2023	8,264,000	$1.00	$0.67
Granted	742,000	$1.17	$0.65
Forfeited	(803,000)
Outstanding - December 31, 2024	8,203,000	$1.01	$0.66

We use a Black-Scholes option-pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes option-pricing model requires the use of the subjective assumptions in order to determine the fair value of stockbased awards. The range of assumptions used to value stock option grants were as follows:

	December 31, 2024	December 31, 2023
Risk-free interest rate	3.8% - 4.3%	3.3% - 4.4%
Weighted-average volatility	53.6%	87.4%
Expected term - employee awards (in years)	6.1	6.0-6.1
Dividend yield	0.00%	0.00%

●	Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

●	Weighted-average Volatility—We determine volatility based on an average of reported volatility of selected peer companies in the pharmaceutical and biotechnology industry.

●	Expected Term—Our historical exercise behavior for previous grants does not provide a reasonable estimate for future exercise activity for employees who have been awarded stock options in the past three years. Therefore, the average expected term was calculated using the simplified method, as defined by GAAP, for estimating the expected term.

●	Expected Dividend Yield—We have never declared or paid any cash dividends and do not expect to pay any cash dividends in the foreseeable future.

Stock-based compensation reported in our statements of operations was as follows:

	Year ended December 31,
	2024	2023
Cost of goods sold	$(81)	$36
Research and development	44	65
General and administrative	677	991
Total	$640	$1,092

Stock-based compensation expense for our manufacturing-related employees of $(81) was capitalized in inventory as a component of overhead expense and recognized as cost of goods sold based on inventory turns. No related tax benefits associated with stock-based compensation expense have been recognized and no related tax benefits have been realized from the exercise of stock options due to our net operating loss carryforwards.

Total unrecognized stock-based compensation cost as of December 31, 2024 and 2023 were $1,174 and $1,879 , respectively. The unrecognized stock-based compensation as of December 31, 2024, will be recognized over a weightedaverage period of 1.6 years.

NOTE 9 – INCOME TAXES

The Company utilizes the asset and liability method of accounting for income taxes and deferred taxes which are determined based on the differences between the financial statements and tax basis of assets and liabilities given the provisions of the enacted tax laws. In assessing the realizability of the deferred tax assets, the Company considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized through the generation of future taxable income. In making this determination, the Company assessed all of the evidence available at the time including recent earnings, forecasted income projections, and historical financial performance. The Company has fully reserved deferred tax assets as a result of this assessment.

The income tax expenses (benefits) from continuing operations are summarized as follows:

	2024	2023
Federal:
Current	$—	$—
Deferred	—	—
	—	—
State:
Current	—	—
Deferred	—	—
	—	—
Total	$—	$—

The provision for income taxes differs from the income tax expense computed at the federal statutory rate for the year ended December 31, 2024 primarily due to deferred true-ups, non-deductible expenses as well as the change in the valuation allowance. The provision for income taxes differed from the income tax expense computed at the federal statutory rate for the year ended December 31, 2023 primarily due to net operating loss expirations and adjustments as well as the change in the valuation allowance.

The components of the Company’s deferred tax assets (liabilities) are as follows:

	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$121,263	$119,821
Tax credit carryforwards	5,607	7,696
Intangibles	42,893	50,237
Interest expense carryforward	7,204	5,513
Right-of-use liabilities	1,113	1,029
Reserve & other accruals	5,291	4,243
Capitalized R&D costs	4,791	3,127
Total deferred tax assets	188,162	191,666
Deferred tax liabilities:
Right-of-use assets	(941)	(916)
Total deferred tax liabilities	(941)	(916)
Net deferred tax assets before valuation allowance	187,221	190,750
Less valuation allowance	(187,221)	(190,750)
Net deferred tax assets	$—	$—

We have established a full valuation allowance because we do not believe that it is more likely than not that we will generate sufficient taxable income to realize the deferred tax assets nor recognize any benefits from our net operating losses, tax credits, and other deferred tax assets. For the year ended December 31, 2024, our valuation allowance decreased by approximately $3,529.

We have determined that our ability to utilize our previously generated federal net operating losses (NOLs) and federal tax credits would be limited under Sections 382 and 383 of the Internal Revenue Code (“Section 382”). The limitations under Section 382 apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain shareholders increase their aggregate ownership by more than 50 percent over their lowest ownership percentage in a testing period (typically three years). We have determined that ownership changes did occur associated with our recapitalization in 2012 and the November 2017 tax-free merger with Cempra. Deferred tax assets that are expected to expire unused due to section 382 limitation have been written off from the deferred tax table. Future losses may also be subject to limitation if another ownership change occurs. State net operating losses and credits may be similarly limited.

As of December 31, 2024, we had approximately $402,178 of gross Federal net operating loss carryforwards and $2,819 in federal tax credit carryforwards that are available to offset taxable income in the future. Federal net operating losses incurred in tax year 2018 and beyond can be carried forward indefinitely. The Company has $271,929 of net operating losses that can be carried forward indefinitely and $130,249 that begin to expire in 2029. The tax credit carryforwards expire through 2044. State net operating loss carryforwards and state tax credit carryforwards, on a tax-effected basis are $36,806 and $2,788, respectively. The state net operating loss carryforwards and credits expire at varying rates.

The Company files tax returns in the U.S. federal and various state and local jurisdictions and is subject to examination by tax authorities. The Company has US net operating loss carry forwards dating back to 2009. The IRS may examine records from the year a loss occurred when a net operating loss is applied in the future. Thus, the Company is subject to U.S. federal income tax examinations for all years a loss is reported. The statute in other jurisdictions is generally 3-4 years.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

License Agreements with Future Payments

We are parties to several license agreements, under which we will be required to make payments based on the achievement of agreed-upon milestones or circumstances. As of December 31, 2024, we were not obligated to make any of the future payments discussed below.

Wakunaga Pharmaceutical Co., Ltd. In May 2006, Wakunaga and Melinta executed a license agreement under which we acquired rights to certain patents, patent applications, and other intellectual property related to Baxdela. To date, we have made $13,523 of nonrefundable payments to Wakunaga, and we are obligated to pay royalties to Wakunaga on sales of Baxdela. Under the license, we have the right to grant sublicenses, although Wakunaga is entitled to a substantial portion of non-royalty income received from a sublicense of the Wakunaga technology. Wakunaga has certain termination rights, should we fail to perform our obligations under the agreement, we become subject to bankruptcy or similar events, or our business is transferred or sold and the successor requires us to terminate a substantial part of our development activities under the agreement. We have the right to terminate the license for cause upon six months’ written notice to Wakunaga. Unless earlier terminated, the license agreement will continue in effect on a country-by-country and product-by-product basis until we are no longer required to pay any royalties, which is the later of the date the manufacture, use or sale of a licensed product in a country is no longer covered by a valid patent claim, or a specified number of years following the first commercial sale in such country.

CyDex Pharmaceuticals, Inc. In November 2010, we entered into a license and supply agreement with CyDex Pharmaceuticals, Inc. (now a wholly-owned subsidiary of Ligand Pharmaceuticals Incorporated, both hereafter referred to as Ligand) under which we obtained an exclusive right, under certain patents and patent applications, to use Ligand’s beta sulfobutyl cyclodextrin, Captisol, in our development and commercialization of a Baxdela product. In addition, under the terms of the license agreement, we obtained a nonexclusive license to Ligand’s Captisol data package. We have begun making royalty payments to them based on our sales of Baxdela. We are obligated to certain diligence requirements and have the right to grant sublicenses to third parties. The license agreement provides for future payments to Ligand upon the achievement of a future commercial milestone, and obligations to make percentage royalty payments in the single digits based on net sales, if any, of the licensed product. Additionally, we have agreed to purchase our requirements of Captisol from Ligand for use in a Baxdela product, with pricing established pursuant to a tiered pricing schedule. Ligand has certain rights to terminate the agreement following a cure period, should we fail to perform our obligations under the agreement. In addition, Ligand may terminate the agreement immediately if we fail to pay milestones or royalties due under the agreement or if we become subject to bankruptcy or similar events. We have the right to terminate the license upon 90 days’ written notice to Ligand. Unless earlier terminated, the agreement will continue in effect until the expiration of our obligation to pay royalties. Such obligation expires, on a country-by-country basis, over a specified number of years following the expiration date of the last valid claim of a licensed product in the country of sale; if there has never been a valid claim of a licensed product in the country of sale, then such number of years after the first sale of the licensed product in such country.

Eli Lilly. As a result of our acquisition of the Infectious Disease Business of the Medicines Company in January 2018, we are a party to a license agreement with Eli Lilly. Under the terms of the agreement, we have exclusive worldwide rights to patents and other intellectual property related to Orbactiv and other compounds claimed in the licensed patent rights. We are required to make payments to Eli Lilly upon reaching specified regulatory and sales milestones. In addition, we are obligated to pay royalties based on net sales of products containing Orbactiv or the other compounds in any jurisdiction in which we hold license rights to a valid patent. On August 6, 2024, the regulatory exclusivity ended. With the end of regulatory exclusivity, we are no longer required to make royalty or milestone payments under this agreement

Radezolid. In December 2014, we entered into a license agreement with a CRO for the development and commercialization of Radezolid in topical formulations for a variety of dermatological indications. Melinta retains the option to co-develop or fully regain rights to Radezolid upon completion of specific development milestones.

New American Therapeutics Inc. In April 2022, the Company entered an agreement with Toprol Acquisition, LLC and its wholly owned subsidiary, New American Therapeutics, Inc. (“NATX”, “Licensor”) to acquire an exclusive license to distribute TOPROL-XL along with an authorized generic (collectively, “the product”) in the U.S. The consideration consists of a one-time, non-refundable upfront payment of $5,000, and the Company is obligated to make annual maintenance fee payments and pay royalties to the Licensor on gross profits. In addition, the agreement stipulates that upon a change of control of the Licensor or the Company, the underlying agreement will terminate, and the Company shall purchase the products from the Licensor at an agreed-upon price. Melinta and NAXT are under the common control of Deerfield, therefore, this agreement is deemed a related party transaction. Under ASC 805, the assets transferred as part of the transaction under common control shall be accounted for on a carry-over basis. As such, for the $5,000 upfront License Fee payment, we recorded the inventory transferred at NATX’s historical values of $693 and the remaining $4,307 as a dividend in May 2022. For the years ended December 31, 2024 and 2023, we recorded $2,881 and $3,036 royalty expenses and license fee in cost of goods sold to NATX, respectively. In addition, we had net $1,395 and $784 in Accrued Expenses related to NATX as of December 31, 2024 and December 31, 2023, respectively.

AstraZeneca AB (“AZ”). In connection with the NATX license agreement in April 2022, NATX assigned its rights, title, interests and obligations for the Toprol product in the U.S. under the supply and license agreements with AZ to Melinta. AZ is obligated to supply the Toprol product to Melinta in accordance with the supply agreement, and we are obligated to pay royalties based on net sales of the Toprol product. The license agreement may be terminated upon the mutual written agreement of either party at any time, or upon an uncured material breach by the other party.

Mundipharma. In July 2022, the Company entered into a license agreement with Cidara Therapeutics (“Cidara”) to acquire an exclusive license to distribute and market Rezzayo in the U.S. In April 2024, Mundipharma acquired of all assets and rights related to rezafungin globally from Cidara, including ongoing development and distribution, while commercialization rights to rezafungin in the United States remain licensed to Melinta.

The license agreement consideration consists of a $30,000 upfront non-refundable payment upon contract execution, $20,000 regulatory milestone upon receipt of the marketing approval for the target indication, an additional $40,000 regulatory milestone upon receipt of the marketing approval for the prophylaxis indication, a number of commercial milestones upon exceeding certain net sales targets, and net sales-based royalties. The agreement additionally stipulates that upon the earlier of thirty-days following the receipt of the marketing approval for the prophylaxis indication or on June 30, 2028, Mundipharma shall assign and transfer to Melinta all rights, title and interest in and to all product filings for the current product in the U.S. Following the first anniversary of the contract effective date, Melinta may terminate this agreement, in its sole discretion, upon 90 days prior written notice; otherwise, this agreement shall expire on the expiration of Melinta’s obligation to pay royalties to Mundipharma when there is no valid claim of the licensed patent rights in the United States. In April 2024, the agreement was amended to separate the $40,000 prophylaxis milestone into 3 milestones upon receipt of marketing approval for the additional indications that includes Candida, Aspergillus (in addition to Candida), and Pnemocytis (in addition to Candida) as clinically indicated pathogen. The amended milestones are $30,000, $5,000, and $5,000 for the 3 pathogens, respectively.

The $30,000 upfront payment was paid in August 2022 and treated as a research and development expense as this payment was made prior to regulatory approval, and the research and development which is being funded by the $30,000 payment has no alternative future use or economic value. The $20,000 regulatory milestone was subsequently achieved and paid in March 2023 upon the receipt of FDA approval.

Venatorx Pharmaceuticals, Inc. (“Venatorx”). In November 2023, the Company entered into a license agreement to commercialize Feptanbli in the United States. The consideration consists of $20,000 upfront non-refundable payment upon contract execution, up to $278,500 for future milestone payments upon receipt of regulatory approval for the target indication, achievement of other regulatory milestones, and commercial milestones exceeding certain net sales targets, as well as net salesbased royalties. The agreement will remain in effect until the last-to-expire royalty term for any product. Melinta has the option to terminate for any reason after the first anniversary of the agreement with 180-day notice.

The $20,000 upfront payment was paid in November 2023 and treated as a research and development expense as this payment was made prior to regulatory approval, and the research and development which is being funded by the $20,000 payment has no alternative future use or economic value.

Legal Proceedings:

Melinta markets Minocin (minocycline) for Injection (“Minocin IV”), which is indicated for the treatment of certain bacterial infections. Melinta holds certain Orange Book listed patents for Minocin IV, including two formulation patents (patents ‘634 and ‘656) issued in 2024.

In 2020, Nexus Pharmaceuticals (“Nexus”) filed an Abbreviated New Drug Application (“ANDA”) with Paragraph IV (“PIV”) certification against the only listed patents at the time, patents ‘802 and ‘105 (“Minocin Treatment Patents”), on the basis that the Minocin Treatment Patents were invalid and, in the alternative, that its ANDA did not infringe.

Melinta filed suit against Nexus in the US District Court for the Northern District of Illinois (the “Court”), asserting that the Minocin Treatment Patents were valid and accordingly, Nexus’s ANDA for its generic version of Minocin IV infringed these patents. In November 2024, the Court found that the Minocin Treatment Patents are valid and enforceable and issued a permanent injunction the against Nexus ANDA as part of decision. Nexus subsequently filed an appeal with the U.S. Court of Appeals for the Federal Circuit. The appeal is ongoing.

Additionally, in February 2025, Melinta received a PIV certification for all four Orange Book listed patents from Gland Pharma (“Gland”) on the basis that the patents were invalid and, in the alternative, that its ANDA did not infringe these patents. Melinta filed a suit against Gland in the same Court in April 2025.

NOTE 11 – BENEFIT PLAN

We have a 401(k) Plan in which all of our employees are eligible to participate. Each year, we may, but are not required to, make matching contributions to the 401(k) Plan. We made matching contributions to the 401(k) Plan of $1,251 and $1,073 for the years ended December 31, 2024 and 2023, respectively.

NOTE 12 – RELATED PARTY TRANSACTIONS

On April 6, 2022, Melinta acquired the U.S. distribution rights to TOPROL-XL® and its AG through a license agreement between Melinta and NATX. Melinta and NATX are under the common control of Deerfield, therefore, this agreement is deemed a related party transaction. Transaction details are stated under Note 10 – Commitments and Contingencies above.

In January 2024, Melinta entered into a sublease with a Deerfield portfolio company at the new Illinois facility as described in Note 6. As Melinta and the sublessor are under the common control of Deerfield, this agreement is deemed to be a related party transaction.

NOTE 13 – SUBSEQUENT EVENTS

On February 27, 2025, the Credit Facility agreement was amended to reduce the amount of remaining capacity of the term loan from $150,000 to $120,000. After the amendment, we have the ability to borrow an additional $35,000 with a minimum draw for $5,000.